UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2015

TOBIRA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Blvd, Suite 300, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 741-6625

Regado Biosciences, Inc.

106 Allen Road, 4th Floor, Basking Ridge, New Jersey 07920

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On May 4, 2015, Regado Biosciences, Inc., a Delaware corporation (“Regado” or the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain stockholders of Tobira (as defined in Item 2.01 below), including Domain Associates, Novo Ventures, Frazier Healthcare, and Canaan Partners, and certain other accredited investors (the “Investors”), which provided for the sale and issuance, promptly after the consummation of the Merger (as defined in Item 2.01 below), of 2,542,365 shares of Regado common stock (the “Financing”) at a per share purchase price of $10.62 (which price is equal to the closing price of Regado’s common stock on April 30, 2015, as adjusted by the 9-for-1 reverse split discussed in Item 3.03 and Item 5.07 below). The Purchase Agreement includes customary representations and warranties by each party thereto. In addition, among other matters, Regado agreed to indemnify the Investors from liabilities relating to Regado’s breach of any of the representations, warranties and covenants in the Purchase Agreement or any action instituted against an Investor by any unaffiliated stockholder of Regado with respect to the Financing and related transactions. The aggregate value of the Financing totaled approximately $27 million. Regado intends to use the proceeds from the Financing for working capital and general corporate purposes.

Concurrently with the execution of the Purchase Agreement, Regado entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Regado will file, no later than 60 days after the closing of the Financing, a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares sold to the Investors in the Financing and will use commercially reasonable efforts to have the registration statement declared effective within 120 days after the closing of the Financing (or 180 days if the registration statement is subject to SEC review). Under the Registration Rights Agreement, Regado has also agreed to maintain the effectiveness of the registration statement until the earliest of (a) the date as of which Investors may sell all of their securities covered by the registration statement without restriction pursuant to Rule 144, (b) the date on which the Investors have sold all of their securities covered by the registration statement, or (c) the second anniversary of the effectiveness of the registration statement. If the registration statement (i) is not filed with the SEC by the filing deadline, (ii) is not declared effective by the effectiveness deadline, (iii) in certain circumstances, ceases to be effective or the Investors are not permitted to use the prospectus to resell their shares, in each case, for more than 20 consecutive trading days or 45 trading days during any 12 month period, or (iv) is not effective and Regado fails to satisfy the current public information requirement pursuant to Rule 144(c)(1), Regado must pay liquidated damages equal to 1% of the aggregate purchase price paid by the Investor and, for each 30 day period thereafter, pay an additional 1%, subject to a maximum amount of 6% in the aggregate. Pursuant to the Registration Rights Agreement, Regado has also agreed to pay the reasonable fees and expenses of one counsel to the Investors up to an aggregate amount of $25,000.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the Purchase Agreement and the Registration Rights Agreement, which are filed as exhibits to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 4, 2015, Regado completed its business combination with Tobira Therapeutics, Inc., a privately held Delaware corporation developing and commercializing innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV-1, fibrosis and inflammation (“Tobira”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015 (the “Merger Agreement”), by and among the Company, Landmark Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Subsidiary”), Tobira, and Brent Ahrens, as the Company’s stockholders’ agent. On May 4, 2015, pursuant to the Merger Agreement, the Merger Subsidiary merged with and into Tobira, with Tobira surviving the merger and becoming a wholly owned subsidiary of Regado (the “Merger”). In connection with the Merger, the name of the surviving corporation was changed to Tobira Development, Inc. and Regado changed its name to Tobira Therapeutics, Inc.

As a result of the consummation of the Merger, and after giving effect to a 9-for-1 reverse stock split, discussed in Item 3.03 and Item 5.07 below, each outstanding share of Tobira common stock then outstanding (including each share issued immediately prior to the consummation of the Merger pursuant to the conversion of principal and interest due and payable by Tobira under certain promissory notes and pursuant to the net exercise of certain warrants to purchase shares of Tobira capital stock) was canceled and automatically converted into and became the right to receive approximately 1.4302 shares of Regado common stock (as adjusted by the 9-for-1 reverse split discussed in Item 3.03 and Item 5.07 below). At the effective time of the Merger, each outstanding option, whether or not vested, to purchase Tobira common stock and certain warrants to purchase Tobira capital stock unexercised prior to the effective time of the Merger were converted into an option or warrant, as applicable, to purchase Regado common stock. All rights with respect to each such Tobira warrant or option were assumed by Regado in accordance with their terms. The number of shares of Regado common stock subject to each assumed Tobira warrant or option was determined by multiplying the number of shares of Tobira common stock, or in the case of each warrant, the number of shares of Tobira common stock or the number of shares of Tobira common stock issuable upon conversion of the shares of Tobira preferred stock issuable upon exercise of the warrant, that were subject to such option or warrant, as applicable, by the exchange ratio noted above and rounding the resulting number down for such assumed outstanding Tobira option or up for such assumed outstanding Tobira warrant to the nearest whole number of shares of Regado common stock. The per share exercise price for the Regado common stock issuable upon exercise of each Tobira warrant or option assumed by Regado was determined by dividing the per share exercise price of the option, or in the case of each warrant, the per share exercise price of the warrant, as applicable, by the exchange ratio noted above and rounding the resulting exercise price up to the nearest whole cent.

Immediately following the effective time of the Merger, Regado sold to Investors, in a private placement, shares of Regado common stock having an aggregate value of approximately $27 million in the Financing. After giving effect to the Financing, immediately following the closing of the Merger and the Financing, former Tobira stockholders as of immediately prior to the Merger (excluding any such stockholders’ holdings acquired in the Financing) owned approximately 63% of the combined company’s common stock, Regado stockholders as of immediately prior to the Merger owned approximately 23%, of the combined company’s common stock and the Investors owned approximately 14% of the combined company’s common stock. The issuance of the shares of Regado common stock to the former stockholders of Tobira in connection with the Merger and the Financing was approved by Regado’s stockholders at a special meeting held on May 4, 2015 as discussed in Item 5.07 below. As previously disclosed, Tobira’s stockholders adopted the Merger Agreement on January 24, 2015.

On May 4, 2015, Regado issued a press release announcing the consummation of the Merger and related transactions. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the Merger, Regado issued shares of its common stock. The number of shares issued, the nature of the transaction, the nature and amount of consideration received by Regado and the terms of conversion of the options and warrants are described in Item 2.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. Such sales were exempt from registration under Section 4(2) and Regulation D under the Securities Act of 1933, as amended, and the rules promulgated thereunder.

As more fully described in Item 1.01 above, on May 4, 2015, in connection with and pursuant to the Purchase Agreement, Regado sold 2,542,365 shares of its common stock to the Investors for gross proceeds of approximately $27 million. Such sales were exempt from registration under Section 4(2) and Regulation D under the Securities Act of 1933, as amended, and the rules promulgated thereunder. Regado made this determination based on the representations of the Investors, which included, in pertinent part, that each Investor was an “accredited investor” as that term is defined in Rule 501 of Regulation D, and that such Investor was acquiring the shares for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution thereof, and that such Investor understood that the shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 3.03	Material Modification to Rights of Security Holders.

At the special meeting of Regado’s stockholders held on May 4, 2015, and as further discussed in Item 5.07, its stockholders approved an amended and restated certificate of incorporation to effect a 9-for-1 reverse stock split of Regado’s common stock (the “Reverse Split”), and approved an amendment to the amended and restated certificate of incorporation of Regado to change its name from “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.”

On May 4, 2015, after the close of market, in connection with, and immediately prior to, the completion of the Merger, Regado filed the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Reverse Split. As a result of the Reverse Split, the number of issued and outstanding shares of Regado’s common stock immediately prior to the Reverse Split were reduced into a smaller number of shares, such that every 9 shares of Regado’s common stock held by a stockholder immediately prior to the Reverse Split were combined and reclassified into one share of Regado’s common stock. Immediately following the Reverse Split, but prior to the completion of the Merger and Financing, there were approximately 3,734,356 shares of Regado common stock outstanding.

No fractional shares were issued in connection with the Reverse Split. In accordance with the amended and restated certificate of incorporation, any fractional shares resulting from the Reverse Split will be rounded down to the nearest whole number and each stockholder who would otherwise be entitled to a fraction of a share of common stock upon the Reverse Split (after aggregating all fractions of a share to which the stockholder would otherwise be entitled) will receive a cash payment in an amount equal to the fair market value of the fractional share based on the closing price of Regado’s common stock on The NASDAQ Capital Market on May 4, 2015.

Also on May 4, 2015, in connection with and immediately following the Merger, Regado filed an amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to change the Company’s name from “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.”

The foregoing descriptions of the amended and restated certificate of incorporation and the amendment to the amended and restated certificate of incorporation are subject to and qualified in their entirety by reference to the amended and restated certificate of incorporation and the amendment to the amended and restated certificate of incorporation, copies of which are attached as Exhibit 3.1 and Exhibit 3.2, respectively, hereto and are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

Reference is made to Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.01 by reference.

In connection with the Merger, Michael A. Metzger, Regado’s President, Chief Executive Officer and Chief Operating Officer resigned for good reason under his employment agreement, effective as of May 4, 2015. It is expected that Mr. Metzger will continue to provide services to the combined company as a consultant and advise the board of the combined company on matters related to strategy and business development.

As of the effective time of the Merger, the executive management team of the combined company is composed solely of the members of the Tobira executive management team prior to the Merger as set forth below:

Name of Officer	Office Held at Tobira	Position with the Combined Company

Laurent Fischer, M.D.	Chief Executive Officer and Chairman of the Board of Tobira	Chief Executive Officer and Director

Eric Lefebvre, M.D.	Chief Medical Officer	Chief Medical Officer

Christopher Peetz	Chief Financial Officer	Chief Financial Officer

Helen Jenkins	Chief Operating Officer	Chief Operating Officer

Effective as of the effective time of the Merger, B. Jefferson Clark, Anton Gopka, Michael E. Mendelsohn, P. Sherrill Neff, Jesse Treu and Michael Metzger resigned from Regado’s board of directors and any respective committees of the board of directors on which they served, and Patrick Heron, Carol L. Brosgart, M.D., Eckard Weber, M.D., Jeffrey H. Cooper, Gwen A. Melincoff and Laurent Fischer, M.D., who served as directors of Tobira prior to the closing of the Merger, were appointed to fill these vacancies pursuant to the terms of the Merger Agreement. Accordingly, at and immediately after the effective time of the Merger, the directors serving on the board of directors of the combined company are Andrew J. Fromkin, Dennis Podlesak, Pierre Legault, Patrick Heron, Carol L. Brosgart, M.D., Eckard Weber, M.D., Jeffrey H. Cooper, Gwen A. Melincoff and Laurent Fischer, M.D. Mr. Mendelsohn is expected to serve on the scientific advisory board of the combined company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

The information regarding the resignations from Regado’s board of directors, the resignation of Mr. Metzger and the appointment of Regado’s new directors and executive officers included in Item 5.01 above, all of which has been previously disclosed, is incorporated herein by reference. The resignation of directors from Regado’s board of directors was not due to a disagreement with Regado on any matter relating to its operations, policies or practices.

Biographical information regarding each of the newly appointed directors and executive officers is included in Regado’s Proxy Statement on Schedule 14A (the “Proxy”), which was filed with the SEC on March 24, 2015, and is incorporated herein by reference.

Laurent Fischer, M.D. has served as a member of Tobira’s board of directors since April 2009 and as Chief Executive Officer since March 2014. Under the terms of his March 2014 offer letter from Tobira, Dr. Fischer is to be employed as an “at-will” employee and his employment may be terminated at any time by Tobira or Dr. Fischer. Under the offer letter, Dr. Fischer’s initial base salary was $385,000 per year, and Dr. Fischer was initially eligible to receive an annual cash incentive bonus based on objective or subjective criteria established by Tobira’s board of directors or its compensation committee equal to 40% of his base salary. Tobira’s board of directors or compensation committee adjusts Dr. Fischer’s salary and bonus potential from time to time. Pursuant to the offer letter agreement, Dr. Fischer received an option to purchase up to 587,206 shares of Tobira common stock in April 2014, which vests as to 25% of the shares subject to the option after 12 months of Dr. Fischer’s continuous service and as to the remaining shares in equal monthly installments over the next 36 months of his continuous service. The option will be subject to full acceleration upon a change in control. Dr. Fischer’s offer letter also provides that Dr. Fischer is eligible to participate in Tobira’s general employee benefit plans in accordance with the terms and conditions of such plans and that his employee benefits will be commensurate with benefits paid to Tobira’s other senior executives. If Dr. Fischer’s employment is terminated without cause (as defined in the agreement) or Dr. Fischer terminates his employment for good reason (as defined in the agreement), he will be entitled to receive continued payment of his base salary for nine months and Tobira would pay the same portion of his monthly healthcare continuation coverage under COBRA as we pay for active employees until the earliest of (a) six months following the date of his termination, (b) the expiration of his continuation coverage under COBRA or (c) the date when he becomes eligible for substantially equivalent health insurance in connection with new employment or self-employment. However, in the event that Dr. Fischer’s employment terminates without cause or Dr. Fischer terminates his employment for good reason following a change in control Dr. Fischer would receive a lump sum payment equal to one year of his then effective base salary in lieu of the nine months of salary continuation. Such benefits are contingent on Dr. Fischer’s executing and not revoking a general release of all claims against the Company.

Effective as of the effective time of the Merger, Dr. Fischer will become the Chief Executive Officer of Regado. Although no decision has been made as to his compensation package, it is expected that he will receive compensation in line with compensation payable to other similar executives in other similar stage companies within industries comparable to Regado.

Christopher Peetz has served as Tobira’s Chief Financial Officer and head of corporate development since March 2014. Under the terms of his March 2014 offer letter from Tobira, Mr. Peetz is to be employed as an “at-will” employee and his employment may be terminated at any time by Tobira or Mr. Peetz. Under the offer letter, Mr. Peetz’s initial base salary was $265,000 per year, and Mr. Peetz was initially eligible to receive an annual cash incentive bonus based on objective or subjective criteria established by Tobira’s board of directors or its compensation committee equal to 25% of his base salary. Tobira’s board of directors or compensation committee adjusts Mr. Peetz’s salary and bonus potential from time to time. Pursuant to the offer letter, Mr. Peetz received an option to purchase up to 99,823 shares of common stock in April 2014, which vests as to 25% of the shares subject to the option after 12 months of Mr. Peetz’s continuous service and as to the remaining shares in equal monthly installments over the next 36 months of his continuous service. The option will be subject to full acceleration upon a change in control of Tobira. Mr. Peetz’s offer letter also provides that Mr. Peetz is eligible to participate in Tobira’s general employee benefit plans in accordance with the terms and conditions of such plans and that his employee benefits will be commensurate with benefits paid to our other senior executives.

If Mr. Peetz’s employment is terminated without cause (as defined in the agreement) or Mr. Peetz terminates his employment for good reason (as defined in the agreement), he will be entitled to receive continued payment of his base salary for six months and we will pay the same portion of his monthly healthcare continuation coverage under COBRA as we pay for active employees until the earliest of (a) six months following the date of his termination, (b) the expiration of his continuation coverage under COBRA or (c) the date when he becomes eligible for substantially equivalent health insurance in connection with new employment or self-employment. However, in the event that Mr. Peetz’s employment is terminated without cause or Mr. Peetz terminates his employment for good reason following a change in control, Mr. Peetz will receive a lump sum payment equal to one year of his then effective base salary in lieu of the six months of salary continuation. Such benefits are contingent on Mr. Peetz executing and not revoking a general release of all claims against the Company.

Effective as of the effective time of the Merger, Mr. Peetz will become Chief Financial Officer of Regado. Although no decision has been made as to his compensation package, it is expected that he will receive compensation in line with compensation payable to other similar executives in other similar stage companies within industries comparable to Regado.

Effective as of the effective time of the Merger, the composition of the committees of the Regado board of directors is as follows: (1) the audit committee is comprised of Pierre Legault (chairman of the audit committee), Andrew J. Fromkin and Jeffrey H. Cooper, (2) the compensation committee is comprised of Andrew J. Fromkin (chairman of the compensation committee), Gwen A. Melincoff and Patrick Heron and (3) the nominating and corporate governance committee is comprised of Jeffrey H. Cooper (chairman of the nominating and corporate governance committee), Carol L. Brosgart, M.D. and Eckard Weber, M.D.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 4, 2015, the Company held a special meeting of its stockholders at which the following items were voted on.

(1) Approval of the issuance of Regado’s common stock in the Merger pursuant to the Merger Agreement and the Financing.

Votes Cast For	Votes Cast Against	Number of Abstentions	Number of Broker Non-Votes
21,868,742	72,131	24,130	6,164,811

(2) Approval of Regado’s amended and restated certificate of incorporation to effect a reverse stock split of Regado’s common stock, at a ratio of one new share for every nine shares outstanding.

Votes Cast For	Votes Cast Against	Number of Abstentions	Number of Broker Non-Votes
22,204,116	151,214	13,710	5,760,774

(3) Approval of an amendment to Regado’s amended and restated certificate of incorporation to change the name of “Regado Biosciences, Inc.”

Votes Cast For	Votes Cast Against	Number of Abstentions	Number of Broker Non-Votes
22,281,903	58,064	29,073	5,760,774

(4) Approval to adjourn the special meeting, if necessary, if a quorum was present, to solicit additional proxies if there were not sufficient votes in favor of the proposals set forth in (1) through (3) above.

Votes Cast For	Votes Cast Against	Number of Abstentions
27,634,855	485,253	9,706

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial information required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc.

3.2	Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc. (which name was changed to Tobira Therapeutics, Inc. upon the closing of the Merger)

10.1	Registration Rights Agreement, dated May 4, 2015 by and among Regado Biosciences, Inc. (which name was changed to Tobira Therapeutics, Inc. upon the closing of the Merger) and the Investors (as defined therein).

10.2	Purchase Agreement, dated May 4, 2015 by and among Regado Biosciences, Inc. (which name was changed to Tobira Therapeutics, Inc. upon the closing of the Merger) and the Investors (as defined therein).

99.1	Press Release issued by the Registrant on May 4, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

Date: May 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc.

3.2	Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc. (which name was changed to Tobira Therapeutics, Inc. upon the closing of the Merger)

10.1	Registration Rights Agreement, dated May 4, 2015 by and among Regado Biosciences, Inc. (which name was changed to Tobira Therapeutics, Inc. upon the closing of the Merger) and the Investors (as defined therein).

10.2	Purchase Agreement, dated May 4, 2015 by and among Regado Biosciences, Inc. (which name was changed to Tobira Therapeutics, Inc. upon the closing of the Merger) and the Investors (as defined therein).

99.1	Press Release issued by the Registrant on May 4, 2015.